ACQUISITION OF OPPENHEIMER SELECT MANAGERS QM ACTIVE BALANCED FUND

On September 5, 2003, the Fund acquired all of the net assets of Oppenheimer Select Managers QM Active Balanced Fund, pursuant to an Agreement and Plan of Reorganization approved by the Oppenheimer Select Managers QM Active Balanced Fund shareholders on August 29, 2003. The Fund issued (at an exchange ratio of 0.743061 for Class A, 0.748082 for Class B, 0.746018 for Class C and 0.746337
for Class N of the Fund to one share of Oppenheimer Multiple Strategies Fund) 460,912: 61,992: 93,553 and 47,795 shares of beneficial interest for Class A, Class B, Class C and Class N, respectively, valued at $5,789,058, $768,077, $1,163,802 and $597,438 in exchange for the net assets, resulting in combined Class A net assets of $576,426,341, Class B net assets of $63,310,584, Class C net assets of $45,976,371 and Class N net assets of $2,902,200 on September 5, 2003. The net assets acquired included net unrealized appreciation of $535,545 and unused capital loss carryforward of $28,532 potential utilization subject to tax limitation. The exchange qualified as a tax-free reorganization for federal income tax purposes.